Exhibit 77D: Policies with respect to security investments

Morgan Stanley Select Dimensions Investment Series

The Money Market Portfolio made those changes to its investment strategies described in the supplement to its Prospectuses and Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on October 11, 2013 (accession number 0001104659-13-
075400) and incorporated by reference herein.

The Mid Cap Growth Portfolio made those changes to its investment strategies described in the supplement to its Prospectuses filed via EDGAR with the Securities and Exchange Commission on December 12, 2013 (accession number 0001104659-13-089883) and incorporated by reference herein.